Designated Filer:	Steven A. Cohen
Issuer & Ticker Symbol:	Laureate Education, Inc. [LAUR]
Date of Event Requiring Statement:	May 23, 2018

Explanation of Responses:

1. These shares are held directly by Cohen Private Ventures, LLC ("CPV"). The Reporting Person may be deemed to have an indirect pecuniary interest in such shares by virtue of membership interests he holds in CPV.  These shares were awarded to CPV pursuant to Laureate Education, Inc.'s (the “Company”) non-employee director compensation program in connection with the service as a director of the Company by an employee of CPV.  CPV has elected to receive this grant of restricted stock in lieu of cash.  25% of these shares have vested and 75% will vest in three equal installments at the end of each of the remaining calendar quarters of 2018, provided such employee of CPV continues to serve as a director of the Company.

2. The Reporting Person disclaims beneficial ownership of the securities reported herein, except to the extent of the Reporting Person’s pecuniary interest therein.  This filing shall not be deemed an admission that the Reporting Person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Exchange Act or otherwise.